Interlock Services, Inc. Announces Merger with Internet International Communications, Ltd. (dba 2dobiz.com) an Emerging Business to Business Commerce Solution

PACIFIC PALISADES, January 25, 2000 (BUSINESS WIRE) - Interlock Services, Inc. (the Company) (OTCBB: ILKS), a publicly traded company, is pleased to announce that the Company merged with Internet International Communications, Ltd. (dba 2dobiz.com). The new combined entity will be known as "2dobiz.com".

Internet International Communications, Ltd. ("2dobiz.com") was organized under the laws of the state of Nevada during 1996. 2dobiz.com focuses on small and medium-sized enterprises SMEs that generally do not have the financial resources to emulate the larger organizations with global reach. SME's growth is usually restricted by the lack of information about the global market place and inability to access worldwide distribution channels. 2dobiz.com saw the trend for companies moving towards a global sourcing, shopping the world for the best deal.

2dobiz.com began operations in 1996 with an agreement to provide business content for an Internet network in China. The corporate database was launched in the same year. In 1997, the company developed its first website, www.inincom.com, and established strategic alliances with marketing partners in China, Taiwan, Philippines, Japan, Hong Kong, Mexico, U.S.A. and Canada. Since then, 2dobiz.com has successfully gained cooperation at high government levels in the Philippines, Taiwan, China, Japan, Mexico, and Vietnam for the promotion of export business opportunities via 2dobiz.com to local companies.

Tim Hipsher CEO of Interlock Services, Inc. said, "We are pleased to merge Internet International Communications, Ltd. (dba 2dobiz.com). The new combined company expects to become a leader in the global business to business solution market. The Company expects to change its name to 2dobiz.com and change the trading symbol. In addition Mr. David Roth, Ph.D. has assumed control of Interlock and will lead the company in effecting its business plan."

For more information, please (604) 602-2378.

Except for historical matter contained herein, the matters discussed in this press release are forward-looking statements and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect assumptions and involve risks and uncertainties, which may affect the Company's business and prospects and cause actual results to differ materially from these forward-looking statements.